Exhibit 10.1
REDEMPTION AGREEMENT
     This REDEMPTION AGREEMENT (this “Agreement”) dated as of June 29, 2006, is entered into by and between Standard Management Corporation, and Indiana corporation (“Seller”) and Capital Assurance Corporation, a Delaware corporation (“Buyer”).
W I T N E S S E T H
     WHEREAS, Seller and Buyer entered into that certain Stock and Asset Purchase Agreement dated as of February 9, 2005 (the “Purchase Agreement”) whereby Buyer issued to Seller 5,000 shares of Series A Preferred Stock with an initial aggregate liquidation preference of $5,000,000 (the “Preferred Shares”) as part of the Purchase Price (capitalized terms not otherwise defined hereby shall have the meanings set forth in the Purchase Agreement); and
     WHEREAS, as set forth in the Purchase Agreement, Seller and Buyer mutually agreed to negotiate in good faith to resolve all issues with respect to the calculation of the Final Cash Consideration and a resolution with respect to the Final Cash Consideration has been reached (such resolution to be reflected in separate documentation between the parties); and
     WHEREAS, as set forth in the Purchase Agreement, Seller agreed to indemnify Buyer and its affiliates for Buyer Losses arising out of certain Actions set forth on Schedule 3.05 of the Purchase Agreement to the extent the Buyer Losses exceed, in the aggregate, the litigation reserves reflected in the calculation of the Final Cash Consideration; and
     WHEREAS, Seller desires for Purchaser to redeem the Preferred Shares and Buyer desires to so redeem the Preferred Shares.
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
     1. Agreement to Redeem Preferred Shares. Upon the terms and subject to the conditions set forth in this Agreement, simultaneously with the execution of this Agreement, Seller shall assign and deliver to Buyer, and Buyer shall redeem from Seller, the Preferred Shares. The certificate for the Preferred Shares shall, when so delivered by Seller to Buyer, be duly endorsed for transfer to the Buyer, or have an executed stock power endorsed to Buyer attached to the certificate.
     2.  Agreement to Terminate the Pledge Agreement. Upon the terms and subject to the conditions set forth in this Agreement, simultaneously with the execution of this Agreement, Seller and Buyer agree that the Pledge Agreement is hereby terminated.
     3. Release. Upon the terms and subject to the conditions set forth in this Agreement, simultaneously with the execution of this Agreement, Seller agrees to release Buyer, and Buyer agrees to release Seller from any future obligations related to the Preferred Shares.

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     4. Redemption Price. As consideration for the redemption of the Preferred Shares and the other terms and conditions set forth in this Agreement, Buyer agrees to pay Seller the sum of One Million Twenty Thousand Dollars ($1,020,000) (the “Redemption Price”), payable in two equal amounts of Five Hundred Ten Thousand Dollars ($510,000), the first payable simultaneously with the execution of this Agreement and the second payable on June 30, 2006. The parties agree that the Redemption Price consists of the agreed value of the Preferred Shares of One Million Five Hundred Thousand Dollars ($1,500,000) reduced by (i) Three Hundred Thousand Dollars ($300,000) as an adjustment to reflect the resolution of the issues with respect to the calculation of the Final Cash Consideration, (ii) One Hundred Seventy Thousand Dollars ($170,000) to reflect certain outstanding legal fees and expenses incurred in connection with the Actions, and (iii) Ten Thousand Dollars ($10,000) to reflect the legal fees and other expenses of the Buyer associated with the redemption of the Preferred Shares. Seller and Buyer agree that the payment of the Redemption Price is final and not subject to future adjustment.
     5. Additional Consideration. As additional consideration for the Preferred Shares, Buyer hereby releases and discharges the Seller Indemnified Parties from any further indemnification obligations under Section 11.01(a)(iv) of the Purchase Agreement (relating to the Actions) or any Action listed on Exhibit “A”.
     6. Seller’s Representations and Warranties. Seller represents and warrants that it has good title to the Preferred Shares, free and clear of all pledges, warrants, liens, charges, encumbrances, security interests, voting trusts or agreements, proxies, unpaid taxes, adverse claims and other claims of whatever nature, other than those created under the Pledge Agreement. Seller also represents and warrants that the transactions contemplated in this Agreement have been duly authorized by Seller’s Board of Directors and when consummated will be valid and binding obligations of Seller and will not violate: (a) any court order, decree, agreement or other document to which Seller is a party; (b) Seller’s Articles of Incorporation or By-Laws; or (c) any Applicable Law.
     7. Buyer’s Representations and Warranties. Buyer represents and warrants that the transactions contemplated in this Agreement have been duly authorized by Buyer’s Board of Directors and when consumed will be valid and binding obligations of Buyer and will not violate: (a) any court order, decree, agreement or other document to which Buyer is a party; (b) the Buyer’s Articles of Incorporation or By-Laws; or (c) any Applicable Law.
     8. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, written or oral, with respect thereto.
     9. Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.
     10. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably consent to the jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in Indianapolis, Indiana, in connection with any dispute based on or arising out of or in connection with this Agreement.
     11. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives, whether by merger, consolidation or otherwise. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto.
     12. Expenses. Except as otherwise provided herein, the parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby.
     13. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.
     14. Headings. The headings in this Agreement are for reference only, and shall not affect in any way the meaning or interpretation of this Agreement.
     15. Interpretation. The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
     16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.
     17. No Prejudice. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STANDARD MANAGEMENT CORPORATION
By:	/s/ Ronald D. Hunter
	Name:	Ronald D. Hunter
	Title:	Chairman, Chief Executive Officer and President

CAPITAL ASSURANCE CORPORATION
By:	/s/ Michael P. Kilkenny
	Name:	Michael P. Kilkenny
	Title:	General Counsel and Secretary